Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Ron Klawitter	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5295	(206) 729-3625

KEY TRONIC CORPORATION ANNOUNCES SECOND QUARTER RESULTS

Quarterly Revenue Up 36% Year-over-Year;

Continued Revenue Diversification and New Customer Wins

Spokane Valley, WA— February 1, 2011 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter ended January 1, 2011.

For the second quarter of fiscal 2011, Key Tronic reported total revenue of $61.0 million, up 36% from $44.8 million in the same period of fiscal 2010. For the first six months of fiscal 2011, total revenue was $124.4 million, up 45% from $86.1 million in the same period of fiscal 2010.

Net income for the second quarter of fiscal 2011 was $1.7 million or $0.17 per diluted share, compared to $1.7 million or $0.17 per diluted share for the same period of fiscal 2010. Results for the second quarter of fiscal 2011 reflect increased material and operational expenses associated with the Company’s new product mix and program startups. For the first six months of fiscal 2011, net income was $3.5 million or $0.33 per diluted share, up from $2.0 million or $0.19 per diluted share for the same period of fiscal 2010.

“We’re pleased with our strong year-over-year revenue growth for the second quarter and for the first half of fiscal 2011, driven primarily by the production ramp up of new programs,” said Craig Gates, President and Chief Executive Officer, “During the second quarter of fiscal 2011, we continued to diversify our revenue base by winning new programs involving industrial motor controls, fire safety devices and power supply equipment for US military applications. We’re also seeing some gradual improvement in the global supply chain for certain electronic components.”

“Moving into the second half of fiscal 2011, some of our new customers have delayed their anticipated production ramps from the third quarter to the fourth quarter. Accordingly, we have revised our previous forecasts for revenue and earnings, and now expect to see sequential growth get underway in the fourth quarter of fiscal 2011. Over the longer term, we remain well positioned to profitably grow our business, capture market share and capitalize on emerging EMS opportunities.”

Business Outlook

For the third quarter of fiscal 2011, the Company expects to report revenue in the range of $60 million to $62 million, and earnings in the range of $0.05 to $0.10 per diluted share. For the full year, Key Tronic expects revenue of $250 million to $260 million and diluted earnings per share of $0.55 to $0.65.

Conference Call

Key Tronic will host a conference call today to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 877-941-8609 or +1 480-629-9818. A 48-hour replay will be available by calling 800-406-7325 or +1 303 590 3030 (Access Code: 4398252). A replay will also be available on the Company’s Web site.

About Key Tronic

Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.

Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as ‘aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets’ or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to quarterly revenue and earnings during fiscal 2011. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the future of the global economic environment and its impact on our customers and suppliers, the availability of parts from the supply chain, the accuracy of customers’ forecasts; success of customers’ programs; timing of new programs; success of new-product introductions; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; and the other risks and uncertainties detailed from time to time in the Company’s SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	January 1,	December 26,	January 1,	December 26,
	2011	2009	2011	2009
Net sales	$61,038	$44,750	$124,378	$86,059
Cost of sales	55,592	40,040	112,962	78,674

Gross profit on sales	5,446	4,710	11,416	7,385

Operating expenses:
Research, development and engineering	961	704	1,875	1,267
Selling, general and administrative	2,770	2,273	5,202	4,009

Total operating expenses	3,731	2,977	7,077	5,276

Operating income	1,715	1,733	4,339	2,109

Interest expense	75	19	147	64

Income before income taxes	1,640	1,714	4,192	2,045

Income tax (benefit) provision	(93)	44	717	80

Net income	$1,733	$1,670	$3,475	$1,965

Earnings per share:

Earnings per common share - basic	$0.17	$0.17	$0.34	$0.19
Weighted average shares outstanding - basic	10,345	10,087	10,321	10,076

Earnings per common share - diluted	$0.17	$0.17	$0.33	$0.19
Weighted average shares outstanding - diluted	10,448	10,110	10,420	10,094

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	January 1,	July 3,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$1,637	$770
Trade receivables	37,754	34,617
Inventories	46,588	39,775
Deferred income tax asset	3,748	4,420
Other	6,221	3,115

Total current assets	95,948	82,697

Property, plant and equipment - net	14,967	13,898

Other assets:
Deferred income tax asset	4,137	4,394
Other	993	653

Total other assets	5,130	5,047

Total assets	$116,045	$101,642

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$25,010	$29,158
Accrued compensation and vacation	4,117	5,097
Current portion of other long-term obligations	72	146
Other	2,599	3,588

Total current liabilities	31,798	37,989

Long-term liabilities:
Revolving loan	17,781	1,554
Other long-term obligations	1,830	2,682

Total long-term liabilities	19,611	4,236

Shareholders’ equity:
Common stock, no par value - shares authorized 25,000; issued and outstanding 10,349 and 10,264 shares, respectively	40,787	40,126
Retained earnings	23,008	19,533
Accumulated other comprehensive income (loss)	841	(242)

Total shareholders’ equity	64,636	59,417

Total liabilities and shareholders’ equity	$116,045	$101,642